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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                            STUDENT ADVANTAGE, INC.,

                            SA ACQUISITION II, INC.,

                                       AND

                              VOICE FX CORPORATION







                               September 27, 1999


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                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE I

         THE MERGER............................................................1
         1.1      THE MERGER...................................................1
         1.2      THE CLOSING..................................................1
         1.3      ACTIONS AT THE CLOSING.......................................2
         1.4      ADDITIONAL ACTION............................................2
         1.5      CONVERSION OF SHARES.........................................3
         1.6      DISSENTING SHARES............................................4
         1.7      FRACTIONAL SHARES............................................5
         1.8      OPTIONS......................................................6
         1.9      ESCROW.......................................................7
         1.10     ARTICLES OF INCORPORATION AND BY-LAWS........................7
         1.11     NO FURTHER RIGHTS............................................8
         1.12     CLOSING OF TRANSFER BOOKS....................................8
         1.13     LOST, STOLEN OR DESTROYED CERTIFICATES. .....................8
         1.14     PAYMENT TO COMPANY'S BROKER..................................8

ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................8
         2.1      ORGANIZATION, QUALIFICATION AND CORPORATE POWER..............9
         2.2      CAPITALIZATION...............................................9
         2.3      AUTHORIZATION OF TRANSACTION................................10
         2.4      NONCONTRAVENTION............................................11
         2.5      SUBSIDIARIES AND AFFILIATED ENTITIES........................12
         2.6      FINANCIAL STATEMENTS........................................12
         2.7      ABSENCE OF CERTAIN CHANGES..................................12
         2.8      UNDISCLOSED LIABILITIES.....................................13
         2.9      TAX MATTERS.................................................13
         2.10     ASSETS......................................................15
         2.11     REAL PROPERTY...............................................15
         2.12     INTELLECTUAL PROPERTY.......................................15
         2.13     CONTRACTS...................................................18
         2.14     ACCOUNTS RECEIVABLE.........................................19
         2.15     POWERS OF ATTORNEY..........................................19
         2.16     INSURANCE...................................................19
         2.17     LITIGATION..................................................20

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                                                                            PAGE

         2.18     WARRANTIES..................................................20
         2.19     EMPLOYEES...................................................20
         2.20     EMPLOYEE BENEFITS...........................................21
         2.21     LEGAL COMPLIANCE............................................22
         2.22     CUSTOMERS AND SUPPLIERS.....................................22
         2.23     PERMITS.....................................................23
         2.24     CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES..............23
         2.25     BROKERS' FEES...............................................23
         2.26     BOOKS AND RECORDS...........................................23
         2.27     TAX-FREE REORGANIZATION.....................................23
         2.28     DISCLOSURE..................................................23
         2.29     SALE OF ASSETS TO TELESPECTRUM WORLDWIDE, INC...............24

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE BUYER
         AND THE TRANSITORY SUBSIDIARY........................................24
         3.1      ORGANIZATION, QUALIFICATION AND CORPORATE POWER.............24
         3.2      CAPITALIZATION..............................................25
         3.3      AUTHORIZATION OF TRANSACTION................................25
         3.4      NONCONTRAVENTION............................................25
         3.5      REPORTS AND FINANCIAL STATEMENTS............................26
         3.6      ABSENCE OF MATERIAL ADVERSE CHANGE..........................26
         3.7      LITIGATION..................................................27
         3.8      TAX-FREE REORGANIZATION.....................................27
         3.9      INTERIM OPERATIONS OF THE TRANSITORY SUBSIDIARY.............27
         3.10     BROKERS' FEES...............................................27
         3.11     DISCLOSURE..................................................27

ARTICLE IV

         COVENANTS............................................................27
         4.1      CLOSING EFFORTS.............................................27
         4.2      GOVERNMENTAL AND THIRD-PARTY NOTICES AND CONSENTS...........28
         4.3      STOCKHOLDER APPROVAL........................................28
         4.4      OPERATION OF BUSINESS. .....................................29
         4.5      ACCESS TO INFORMATION.......................................31
         4.6      EXCLUSIVITY.................................................31
         4.7      EXPENSES....................................................31

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                                                                            PAGE

         4.8      TAX FREE REQUIREMENTS.......................................31
         4.9      INDEMNIFICATION.............................................32
         4.10     CERTAIN BENEFIT PLANS.......................................32
         4.11     TERMINATION OF COMPANY'S 401(k) PLAN........................32

ARTICLE V

         CONDITIONS TO CONSUMMATION OF MERGER.................................32
         5.1      CONDITIONS TO EACH PARTY'S OBLIGATIONS......................32
         5.2      CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE
                  TRANSITORY SUBSIDIARY.......................................32
         5.3      CONDITIONS TO OBLIGATIONS OF THE COMPANY....................34

ARTICLE VI

         INDEMNIFICATION......................................................35
         6.1      INDEMNIFICATION BY THE COMPANY STOCKHOLDERS.................35
         6.2      INDEMNIFICATION BY THE BUYER................................36
         6.3      INDEMNIFICATION CLAIMS......................................36
         6.4      SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................40
         6.5      LIMITATIONS.................................................41

ARTICLE VII

         TERMINATION..........................................................43
         7.1      TERMINATION OF AGREEMENT....................................43
         7.2      EFFECT OF TERMINATION.......................................43

ARTICLE VIII

         DEFINITIONS..........................................................44

ARTICLE IX

         MISCELLANEOUS........................................................46
         9.1      PRESS RELEASES AND ANNOUNCEMENTS............................46
         9.2      NO THIRD PARTY BENEFICIARIES................................46
         9.3      ENTIRE AGREEMENT............................................46
         9.4      SUCCESSION AND ASSIGNMENT...................................46

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         9.5      COUNTERPARTS; FACSIMILE SIGNATURE...........................47
         9.6      HEADINGS....................................................47
         9.7      NOTICES.....................................................47
         9.8      GOVERNING LAW...............................................48
         9.9      AMENDMENTS AND WAIVERS......................................48
         9.10     SEVERABILITY................................................48
         9.11     SUBMISSION TO JURISDICTION..................................48
         9.12     CONSTRUCTION................................................49

Exhibit A -   Escrow Agreement
Exhibit B -   Investment Representation Letter
Exhibit C -   Opinion of Hogan & Hartson L.L.P.
Exhibit D-1 - Form of Employment Agreement (Marc Cohen)
Exhibit D-2 - Form of Employment Agreement (Jeffrey Cohen)
Exhibit E -   Capital One Services, Inc. Agreement
Exhibit F -   Opinion of Hale and Dorr LLP



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                          AGREEMENT AND PLAN OF MERGER

         Agreement entered into as of September 27, 1999 by and among Student Advantage, Inc., a Delaware corporation (the "Buyer"), SA Acquisition II, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Voice FX Corporation, a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

         This Agreement contemplates a merger of the Transitory Subsidiary into the Company (the "Merger"). In the Merger, the stockholders of the Company will receive cash and common stock of the Buyer in exchange for their capital stock of the Company. It is the intention of the Parties that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code, as amended (the "Code").

         Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Buyer causes, on behalf of the Parties, a certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in
Section 259 of the Delaware General Corporation Law.

         1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing within two business days after approval of the Merger and this Agreement by the Company Stockholders, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing


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Date"); PROVIDED that if the closing sales price per share of Buyer Common Stock
(as defined below) on the Nasdaq National Market on the trading day immediately preceding the Closing Date shall be equal to or less than $10.50, then the Closing shall be delayed until the earlier of (i) the first business day after the trading day on which the closing sales price per share of Buyer Common Stock on the Nasdaq National Market shall be greater than $10.50, and (ii) October 29, 1999.

         1.3      ACTIONS AT THE CLOSING.  At the Closing:

                  (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.2;

                  (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.3;

                  (c) the Buyer, on behalf of the Parties, shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

                  (d) each stockholder of record of the Company immediately prior to the Effective Time (the "Company Stockholders"), other than holders of Dissenting Shares (as defined in Section 1.6(a) below) shall deliver to the Buyer for cancellation the certificate(s) representing his, her or its Company Shares (as defined in Section 1.5(a) below);

                  (e) the Buyer shall (i) pay (by check or wire transfer) the Initial Cash Payment (as defined below) and (ii) deliver certificates for the Initial Shares (as defined below) to each Company Stockholder in accordance with
Section 1.5; and

                  (f) the Buyer, Marc Cohen and Jeff Cohen (the "Indemnification Representatives") and United States Trust Company (the "Escrow Agent") shall execute and deliver the Escrow Agreement attached hereto as EXHIBIT A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent (i) the Escrow Cash (as defined below) and (ii) a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.9.

         1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.


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         1.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the
Merger and without any action on the part of any Party or the holder of any of the following securities:

                  (a) Each share of common stock, $.01 par value per share, of the Company ("Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) (i) such number of shares of common stock, $0.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Stock Conversion Ratio (as defined below) and (ii) an amount in cash per Company Share as is equal to the Cash Conversion Ratio (as defined below), without any interest thereon (the "Cash Consideration").

                  (b) The "Stock Conversion Ratio" shall be the result obtained by dividing (i) $5,740,000 by (ii) the sum of (A) the number of outstanding Company Shares immediately prior to the Effective Time plus (B) the number of Company Shares issuable upon exercise of all Options (as defined below) outstanding immediately prior to the Effective Time, and dividing such amount by
(iii) $12.00. The Stock Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the date of this Agreement and the Effective Time. Subject to Section 1.14, (Payment to Company's Broker), each Company Stockholder shall be entitled to receive immediately 90% of the shares of Buyer Common Stock into which such Stockholder's Company Shares are converted pursuant to this Section 1.5 rounded to the nearest whole number (with a fractional interest equal to 0.5 rounded to the nearest odd number) (the "Initial Shares"); the remaining 10% of the shares of Buyer Common Stock into which such Company Shares are converted pursuant to this Section 1.5, rounded to the nearest whole number (with a fractional interest equal to 0.5 rounded to the nearest even number) (the "Escrow Shares"), shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

                  (c) The "Cash Conversion Ratio" shall be the result obtained by dividing (i) $1,260,000 by (ii) the sum of (A) the number of outstanding Company Shares immediately prior to the Effective Time plus (B) the number of Company Shares issuable upon exercise of all Options (as defined below) outstanding immediately prior to the Effective Time. Subject to Section 1.14, (Payment to Company's Broker), each Company Stockholder shall be entitled to receive immediately 90% (rounded up

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to the nearest whole cent) of the Cash Consideration into which such Company
Stockholders' Company Shares are converted pursuant to this Section 1.5 (the "Initial Cash Payment"); the remaining 10% (rounded down to the nearest whole cent) of the Cash Consideration into which such Company Stockholders' Company shares are converted pursuant to this Section 1.5 (the "Escrow Cash"), shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Merger Shares and the Cash Consideration shall together be referred to herein as the "Merger Consideration."

                  (d) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

                  (e) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

                  (f) If in the reasonable judgment of the Company, the aggregate amount of "other property or money" (within the meaning of Section 356(a) of the Code (including, without limitation, cash reasonably expected to be payable in respect of Dissenting Shares)) ("Boot") payable in the Merger will exceed 20% of the Merger Consideration taking into account amounts reasonably expected to be paid to holders of Dissenting Shares (i) because there may be Boot, other than the Cash Consideration, or (ii) as a result of taking into account the last reported sale price per share of Buyer Common Stock on the Nasdaq National Market on the last trading day prior to the Effective Time, then in either or both cases, the amount of cash which such Company Stockholders would otherwise receive will be decreased until such amount is equal to 20% of the Merger Consideration.

         1.6      DISSENTING SHARES.

                  (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under

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the Delaware General Corporation Law or properly withdrawn his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable or payable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such Company Stockholder a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement), the Buyer shall pay to such Company Stockholder 90% of the Cash Consideration to which such holder is entitled pursuant to Section 1.5 (which payment shall be considered an Initial Cash Payment for all purposes of this Agreement), the Buyer shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement) and the Buyer shall pay to the Escrow Agent the remaining 10% of the Cash Consideration to which such holder is entitled pursuant to Section 1.5 (which amount shall be considered Escrow Cash for all purposes of this Agreement)

                  (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

         1.7 FRACTIONAL SHARES. No certificates or scrip representing fractional Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"), and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Initial Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such person would be entitled, rounded up or down

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to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number); provided that each such holder shall receive at least one Initial Share.

         1.8      OPTIONS.

                  (a) All options to purchase Company Shares issued by the Company pursuant to its stock option plans or otherwise ("Options"), whether vested or unvested, and outstanding as of the Effective Time, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding as of the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Option multiplied by the Option Conversion Ratio (with any fraction resulting from such multiplication to be rounded to the nearest whole number, provided that in the case of options intended to qualify as incentive stock options, if any, such fraction shall be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Option Conversion Ratio (rounded up to the nearest whole cent). It is the intention of the Parties that the term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

                  (b) The "Option Conversion Ratio" shall be the result obtained by dividing (i) $7,000,000 by (ii) the sum of (A) the number of outstanding Company Shares immediately prior to the Effective Time plus (B) the number of Company Shares issuable upon exercise of all Options outstanding immediately prior to the Effective Time, and dividing such amount by (iii) $12.00.

                  (c) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.8, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.8 and such notice).

                  (d) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.8.


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                  (e) The Company shall obtain, prior to the Closing, the
consent from each holder of an Option to the amendment of such Option pursuant to this Section 1.8 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

         1.9      ESCROW.

                  (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent the Escrow Cash and a certificate (issued in the name of the Escrow Agent or its nominee) representing the aggregate number of Escrow Shares, as described in Section 1.5, for the sole purpose of securing the indemnification obligations of the Indemnifying Stockholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Cash and the Escrow Shares (the "Escrow Fund") shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Each Company Stockholder shall, as of the Effective Time, be the owner of the Escrow Shares allocable to such Company Stockholder in the Merger. The Escrow Agent shall hold the Escrow Fund in escrow for the benefit of the Buyer, and for the Company Stockholders in accordance with each Company Stockholder's respective interest in the Escrow Fund. Subject to the terms of the Escrow Agreement for the protection of the Escrow Agent, the Escrow Agent shall vote the Escrow Shares in accordance with the written instructions of the Company Stockholders for whose benefit such shares are held, and any cash dividends paid with respect to the Escrow Shares shall be paid to the Company Stockholders in accordance with each Company Stockholder's respective proportionate interest in the Escrow Shares.

                  (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Fund in escrow and the appointment of the Indemnification Representatives.

         1.10     ARTICLES OF INCORPORATION AND BY-LAWS.

                  (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of the Company and (2) the identity of the incorporator shall be deleted.

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                  (b) The By-laws of the Surviving Corporation immediately
following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

         1.11 NO FURTHER RIGHTS. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto, except as provided herein or by law.

         1.12 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing Company Shares are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

         1.13 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate evidencing Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the person claiming such lost, stolen or destroyed Certificate(s) and granting a reasonable indemnity against any claim that may be made against the Buyer or the Surviving Corporation with respect to such Certificate(s), the Buyer shall issue and pay to such person the Merger Consideration with respect to such lost, stolen or destroyed Certificate(s).

         1.14 PAYMENT TO COMPANY'S BROKER. Pursuant to the request of the Company, Merger Consideration in the amount of $100,000 shall be payable, subject to the terms and conditions of the Agreement, to J.C. Bradford, Broker to the Company in connection with the Merger, such Merger Consideration to be paid or applied in all respects as if J.C. Bradford were a Company Stockholder at the Effective Time, including allocation to the Escrow Fund, it being understood however that J.C. Bradford, shall otherwise have no rights or obligations under this Agreement including rights against the Buyer for indemnification or otherwise.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company and, only to the extent and for the purpose set forth in
Article VI hereof, each of Marc Cohen and Jeff Cohen, jointly and severally, represents and warrants to the Buyer that the statements contained in this
Article II are true and

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correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and attached to this Agreement (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs whether or not an explicit cross reference appears. For purposes of
Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of the directors and executive officers of the Company, as well as any other knowledge which such directors or executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

         2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws. The Company is not in default under or in violation of any provision of the Company's Certificate of Incorporation or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Company, except to the extent that any such effect is attributable to or results from (a) the direct effect of the announcement of pendency of the transactions contemplated hereby on current or prospective customers or revenues of the Company, (b) the loss of employees by the Company resulting from the announcement or pendency of the transactions contemplated hereby or (c) changes in general economic conditions or changes affecting the industry generally in which the Company operates.

         2.2 CAPITALIZATION. The authorized capital stock of the Company consists of 4,000,000 Company Shares, of which, as of the date of this Agreement, 809,211 shares are issued and outstanding and 2,213,384 shares are held in the treasury of the Company. Section 2.2 of the Disclosure Schedule sets forth as of the date of this Agreement, a complete and accurate list of (i) all stockholders of the Company, indicating the number of Company Shares held by each stockholder, (ii) all outstanding Options, indicating (A) the holder thereof, (B) the number of Company Shares subject to each Option, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options listed in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the "Securities Act"), or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which the Company is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

         2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite power and, subject to obtaining the requisite approval of the Merger and this Agreement by the Company's shareholders, authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, by the unanimous written consent of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor's rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         2.4 NONCONTRAVENTION. Subject to compliance with applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, and except as set forth in Section 2.4 of the Disclosure Schedule, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, except, in the case of clauses (a), (b) and (c) above, for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby,
(d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

         2.5      SUBSIDIARIES AND AFFILIATED ENTITIES.

                  (a) There is no corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, capital stock thereof or other equity interests therein.

                  (b) Section 2.5 of the Disclosure Schedule attached hereto sets forth: (i) the name and percentage ownership by any Significant Stockholder (as defined below) of each corporation, partnership, joint venture or other entity in which such Significant Stockholder has, directly or indirectly, (A) the power to vote or direct the voting of sufficient securities to elect a majority of the directors or (B) an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, an "Affiliated Entity" and collectively, the "Affiliated Entities"), which has or at any time in the past three years has had a relationship with the Company;
(ii) the jurisdiction of incorporation, capitalization and ownership of each Affiliated Entity; (iii) the names of the officers and directors of each Affiliated Entity; and (iv) the jurisdictions in which each Affiliated Entity is qualified or holds licenses to do business as a foreign corporation. A "Significant Stockholder" means any stockholder of the Company holding more than five percent (5%) of the outstanding Company Shares as of the date of this Agreement.

         2.6 FINANCIAL STATEMENTS. The Company has provided to the Buyer (a) the audited balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for each of the last three fiscal years; and (b) the unaudited balance sheet and statement of income and cash flows of the Company as of and for the eight months ended August 31, 1999 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; PROVIDED, HOWEVER, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

         2.7 ABSENCE OF CERTAIN CHANGES. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) except as set forth in Section 4.4 of the Disclosure Schedule, the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

         2.8 UNDISCLOSED LIABILITIES. The Company has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

         2.9      TAX MATTERS.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "Taxes" means all taxes, charges, fees, levies or
other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

                           (ii) "Tax Returns" means all reports, returns,
declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Except as set forth in Section 2.9 of the Disclosure Schedule, the Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The Company has no actual or potential liability for any Tax obligation of any taxpayer

(including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

                  (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since 1995. To the knowledge of the Company, no federal income Tax Returns of the Company have been audited by the Internal Revenue Service. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  (d) The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under
Section 280G of the Code; (iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; and (v) is not and has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                  (e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                  (f) Except as set forth in Section 2.9 of the Disclosure Schedule, the Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

                  (g) Except as set forth in Section 2.9 of the Disclosure Schedule, no state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

         2.10 ASSETS. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.10 of Disclosure Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest, other than liens for taxes not yet due and payable and Security Interests which do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company. All of the tangible assets of the Company are located at the Company's headquarters in Conshohocken, Pennsylvania.

         2.11     REAL PROPERTY.  The Company does not own any real property.

         2.12     INTELLECTUAL PROPERTY.

                  (a) The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Customer Deliverables") or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Except as set forth in Section 2.12 of the Disclosure Schedule, the Company has taken all measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses to the extent that the failure to protect or maintain such trade secrets and confidential information would have a Company Material Adverse Effect. To the knowledge of the Company,
(a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in

Section 2.12(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof,
(iii) mask works and registrations and applications for registration thereof,
(iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.12(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

                  (b) To the Company's knowledge, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the Company's knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.
Section 2.12(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

                  (c) Section 2.12(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company licenses, distributes or otherwise grants any rights to any third party with respect to, any Customer Deliverable or Company Intellectual Property.

                  (d) Section 2.12(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses or other widely commercially available software that is not material to the business of the Company).

                  (e) The Company has not disclosed the source code for any of the software owned by the Company (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.12(e) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

                  (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

                  (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems (other than beta products and other products still under development) are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

                  (h) All of the Customer Deliverables currently being marketed, distributed or licensed by the Company or which were marketed, distributed or licensed by the Company since January 1, 1998, and all Internal Systems, are Year 2000 Compliant; provided however, that except as set forth in the next sentence, the Company is not making any representation or warranty concerning any third-party product. The Company is not aware of any failure to be Year 2000 Compliant of any third-party product that is material to the business or operations of the Company, including without limitation any system belonging to any of the Company's suppliers, service providers or customers. For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item, in each case without human intervention, other than original data entry, provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company or constitute or are included in Customer Deliverables or Internal Systems correctly exchange date data with or provide data to such system or item:

                           (i) will accurately receive, record, store, provide,
recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

                           (ii) will accurately perform all date-dependent
calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

                           (iii) will not malfunction, cease to function or
provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date.

         2.13     CONTRACTS.

                  (a) Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

                           (i) any agreement (or group of related agreements)
providing for payments in excess of $10,000 per annum or having a remaining term longer than three months;

                           (ii) any agreement (or group of related agreements)
for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year,
(B) which involves more than the sum of $10,000 or (C) in which the Company has granted "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                           (iii) any agreement establishing a partnership or
joint venture;

                           (iv) any lease or sublease of real property;

                           (v) any agreement (or group of related agreements)
under which it has created, incurred, assumed or guaranteed indebtedness or under which it has imposed (or may impose) a Security Interest on any of the Company's assets, tangible or intangible;

                           (vi) any agreement concerning confidentiality or
noncompetition;

                           (vii) any employment or consulting agreement;

                           (viii) any agreement with any officer, director or
stockholder of the Company or any affiliate thereof;

                           (ix) any agreement under which the consequences of a
default or termination would reasonably be expected to have a Company Material Adverse Effect;

                           (x) any agreement which contains any provisions
requiring the Company to indemnify any other party thereto; and

                           (xi) any other agreement (or group of related
agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

                  (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement (as amended to date) listed in Section 2.12 or
Section 2.13 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect against the Company and, to the knowledge of the Company, against any other party; and (ii) neither the Company nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such agreement, and to the knowledge of the Company, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or, to the knowledge of the Company, any other party under such contract.

         2.14 ACCOUNTS RECEIVABLE. To the knowledge of the Company, the accounts receivable of the Company shown on the Most Recent Balance Sheet have been collected or are collectible in amounts not less than the amounts thereof carried on the books of the Company, in the case of Capital One Bank within 90 days and in all other cases in the Ordinary Course of Business, except to the extent of the allowance for doubtful accounts shown on the Most Recent Balance Sheet.

         2.15 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

         2.16 INSURANCE. The Company is, and at all times since January 1, 1997 has been, covered by insurance of the type and in amounts set forth on Section
2.16 of the Disclosure Schedule. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments and to the Company's knowledge the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

         2.17 LITIGATION. There is no action, suit, proceeding, claim, arbitration or to the Company's knowledge investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or to the Company's knowledge threatened against the Company.

         2.18 WARRANTIES. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) as set forth in the Company's contracts and agreements, true and correct copies of which have been provided to the Buyer and identified in the Disclosure Schedule and (ii) manufacturers' warranties for which the Company has no liability.

         2.19     EMPLOYEES.

                  (a) Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement whose annual rate of compensation exceeds $20,000 per year, along with the position and the annual rate of compensation of each such person. Except as set forth on Section 2.19 of the Disclosure Schedule, each such employee has entered into a Confidentiality/Non-Disclosure Agreement with the Company, a copy of which has previously been made available to the Buyer. Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been made available to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

                  (b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

         2.20     EMPLOYEE BENEFITS.

                  (a) Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company. Complete and accurate copies of all Employee Benefit Plans have been delivered to the Buyer. The Company has complied in all material respects, in the administration and operation of each Employee Benefit Plan, with the terms of such Plan and the requirements of applicable law (including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and the regulations thereunder). The Company has no monetary liability under any Employee Benefit Plan, except for those set forth on the Most Recent Balance Sheet or those that have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business. "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

                  (b) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

                  (c) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each

Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

                  (d) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

                  (e) Section 2.20(e) of the Disclosure Schedule discloses each:
(i) agreement or plan of the Company, the benefits of which are contingent, or the terms of which have been or will be materially altered, in connection with the Merger, (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code, and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         2.21     LEGAL COMPLIANCE.

                  (a) The Company, and the conduct and operations of its business, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity which is applicable to the Company or its business, violation of, default under or noncompliance with which could reasonably be expected to have a Company Material Adverse Effect.

                  (b) The Company, has no liability or remediation obligation under any federal, state or local law, statute, rule or regulation or the common law relating to the protection or clean-up of the environment.

         2.22 CUSTOMERS AND SUPPLIERS. Section 2.22 of the Disclosure Schedule sets forth a list as of the date of this Agreement of (a) each customer that accounted for more than 5% of the revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and
(b) each supplier that is the
sole supplier of any significant product to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company.

         2.23 PERMITS. The Company has obtained all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") that are required for the Company to conduct its business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

         2.24 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, of the Company (an "Affiliate"), (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.

         2.25 BROKERS' FEES. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for the obligation in the amount of $100,000 to J.C. Bradford referred to in Section 1.14.

         2.26 BOOKS AND RECORDS. The books and records of the Company are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices.

         2.27 TAX-FREE REORGANIZATION. To the knowledge of the Company, neither the Company nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

         2.28 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any certificate delivered or required to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         2.29 SALE OF ASSETS TO TELESPECTRUM WORLDWIDE, INC. The Company has made available to Buyer a true copy of the documents incorporating all of the material terms of the transactions contemplated by the Asset Purchase Agreement between the Company and Telespectrum Worldwide, Inc. ("Telespectrum") dated March 19, 1997 and the Asset Purchase Agreement between the Company, Telespectrum and FX Direct, Inc. dated May 7, 1997 (the "Telespectrum Transactions"). The Telespectrum Transactions were consummated in all material respects in accordance with such documents and the Company has no further obligations or liabilities thereunder, except non-competition and indemnification provisions.



                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

         Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company and to the Company Stockholders as follows. For purposes of this
Article III, the phrase "to the knowledge of the Buyer" or any phrase of similar import shall be deemed to refer to the actual knowledge of the directors and executive officers of the Buyer, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Buyer with respect to the matter in question.

         3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Buyer and its subsidiaries, taken as a whole, except to the extent that any such effect is attributable to or results from changes in general economic conditions or changes affecting the industry generally in which the Buyer operates.

         3.2 CAPITALIZATION. The authorized capital stock of the Buyer consists of (a) 150,000,000 shares of Buyer Common Stock, of which 34,796,742 shares were issued and outstanding as of September 27, 1999, and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, none of which shares were issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the shares of Buyer Common Stock subject to each Option assumed by the Buyer pursuant to Section 1.8 will be, when issued upon the due exercise of such Option, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

         3.3 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditor's rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the

Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not materially adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not materially adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets or
(e) result in the imposition of any Security Interest upon any of the Merger Consideration (including, without limitation, any of the Escrow Fund).

         3.5 REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished or made available to the Company a complete and accurate copy of its Prospectus (filed pursuant to Rule 424 under the Securities Act) and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 filed with the Securities and Exchange Commission (the "SEC"), in the form so filed (the "Buyer Reports"). The Buyer Reports complied in all material respects with the requirements of the Securities Act and the rules and regulations thereunder when filed. As of its date, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

         3.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since June 30, 1999, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

         3.7 LITIGATION. Except as disclosed in the Buyer Reports, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

         3.8 TAX-FREE REORGANIZATION. To the knowledge of the Buyer, neither the Buyer nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

         3.9 INTERIM OPERATIONS OF THE TRANSITORY SUBSIDIARY. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

         3.10 BROKERS' FEES. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.11 DISCLOSURE. No representation or warranty by the Buyer or Transitory Subsidiary contained in this Agreement, or any certificate required to be delivered by or on behalf of the Buyer or Transitory Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                                    COVENANTS

         4.1 CLOSING EFFORTS. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

         4.2 GOVERNMENTAL AND THIRD-PARTY NOTICES AND CONSENTS. Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

         4.3      STOCKHOLDER APPROVAL.

                  (a) The Company shall call and convene a special meeting of stockholders or solicit a written stockholder consent as promptly as practicable after the date of this Agreement. The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at such special meeting of stockholders or pursuant to such written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders a written proxy or information statement (the "Disclosure Statement") which includes (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (B) all of the information required by Rule 502(b)(2) of Regulation D under the Securities Act with respect to the Company, (C) a statement that appraisal rights are available for the Company Shares pursuant to
Section 262 of the Delaware General Corporation Law and a copy of such Section 262 and (D) the unanimous recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. The terms of this Agreement shall be submitted to the stockholders whether or not the Board of Directors of the Company determines at any time subsequent to declaring its advisability that the Agreement is no longer advisable and recommends that the stockholders reject it. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld or delayed). If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Section 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

                  (b) The stockholders of the Company listed on the signature page hereto each agree (i) to vote all Company Shares that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the Merger, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and (iii) otherwise to use his, her or its Reasonable Best Efforts to obtain the Requisite Stockholder Approval.

         4.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and use Reasonable Best Efforts to conduct its business in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that it shall seek to ensure that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer:

                  (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the exercise of Options outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any Options;

                  (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (c) create, incur or assume any indebtedness; assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (d) except as set forth in Section 4.4 of the Disclosure Schedule, enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.20(e) or increase in any manner (except for normal increases in the Ordinary Course of Business the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, or pay any bonus or other benefit to its directors, officers or employees;

                  (e) acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

                  (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

                  (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

                  (h) amend its Certificate of Incorporation or By-laws;

                  (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                  (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                  (k) make or commit to make any capital expenditure in excess of $10,000 per item or $50,000 in the aggregate;

                  (l) institute or settle any Legal Proceeding;

                  (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

                  (n) take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code; or

                  (o) agree in writing or otherwise to take any of the foregoing actions.

         4.5 ACCESS TO INFORMATION. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

         4.6 EXCLUSIVITY. The Company shall not, and the Company shall direct each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. The Company shall immediately notify any party with which discussions or negotiations of the nature described in the first sentence of this Section 4.6 were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in the first sentence of this Section 4.6, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

         4.7 EXPENSES. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, HOWEVER, that if the Merger is consummated, the Company shall not incur more than an aggregate of $70,000 in financial advisory (other than the fee to be paid to J.C Bradford pursuant to Section 1.14), legal and accounting fees and expenses in connection with the Merger. Any expenses (other than the fee to be paid to J.C. Bradford pursuant to Section 1.14) in excess of $70,000 shall be paid from the Escrow Fund. The Parties agree to effectuate such payment from the Escrow Fund by giving joint written instructions to the Escrow Agent in accordance with Section 4 of the Escrow Agreement.

         4.8 TAX FREE REQUIREMENTS. From the date of this Agreement to the Effective Time, the Buyer shall not, and shall cause each of the Buyer's affiliates not to, take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

         4.9 INDEMNIFICATION. The Buyer shall not, for a period of one year after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time, it being agreed that all such exculpatory or indemnification provisions will expire at the end of such one year period.

         4.10 CERTAIN BENEFIT PLANS. Buyer shall take reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of the Buyer, or alternative benefit programs substantially comparable to those applicable to employees of the Buyer, as soon as practicable after the Effective Time.

         4.11 TERMINATION OF COMPANY'S 401(k) PLAN. If requested by the Buyer in writing at least two (2) days prior to the Closing Date, the Company shall, effective as of the Effective Time, terminate the Company's 401(k) Plan (the "Plan") and no further contributions shall be made to the Plan, provided that as a condition of such termination, the Company's employees shall be eligible to participate in the Buyer's 401(k) plan immediately following the Closing Date. If termination of the Plan is so requested by the Buyer, the Company shall provide to the Buyer executed resolutions by the Board of Directors of the Company authorizing the termination.

                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the Company having obtained the Requisite Stockholder Approval.

         5.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

                  (a) there shall not be any Dissenting Shares as of the Effective Time;

                  (b) the Company shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except for any the failure of which to obtain or effect would not have a Company Material Adverse Effect or adversely affect the consummation of the transactions contemplated by this Agreement;

                  (c) each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except (other than with respect to representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.24, 2.25 and 2.28) where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

                  (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (e) no Legal Proceeding (other than a Legal Proceeding instituted by the Buyer or an Affiliate of the Buyer, provided this exception shall not constitute a waiver of any other condition of Closing) shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all respects;

                  (g) each of the Company Stockholders shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as EXHIBIT B and the Buyer shall have no reason to believe that the statements set forth therein are not true and shall be reasonably satisfied that the issuance and sale of the Merger Shares is exempt from the registration requirements of the Securities Act;

                  (h) the Buyer shall have received from counsel to the Company an opinion with respect to the matters set forth in EXHIBIT C attached hereto, addressed to the Buyer and dated as of the Closing Date;

                  (i) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

                  (j) Marc Cohen and Jeff Cohen shall each have entered into employment agreements with the Buyer (such agreements to include non-competition, invention and non-disclosure provisions) in the forms attached hereto as Exhibits D-1 and D-2, respectively;

                  (k) the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

                  (l) the Company shall have entered into an agreement with Capital One Services, Inc. substantially in the form attached hereto as EXHIBIT E.

                  5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer;

                  (b) each of the representations and warranties of the Buyer and the Transitory Subsidiary contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except (other than with respect to representations and warranties set forth in Section 3.1, 3.2, 3.3, 3.10 and 3.11) where failure to be so true and correct would not have, individually or in the aggregate, a Buyer Material Adverse Effect;

                  (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

                  (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (e) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Buyer) of this Section 5.3 is satisfied in all respects;

                  (f) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in EXHIBIT F attached hereto, addressed to the Company and dated as of the Closing Date; and

                  (g) the Buyer shall have entered into employment agreements with Marc Cohen and Jeff Cohen, in the forms attached hereto as EXHIBITS D-1 and D-2, respectively; and

                  (h) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY THE COMPANY STOCKHOLDERS. Subject to the limitations and qualifications set forth in this Article VI, the Company Stockholders receiving the Merger Consideration pursuant to Section 1.5 (the "Indemnifying Stockholders") shall, at or following the Effective Time, indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) net of any insurance proceeds or payments from any responsible party received by the Indemnified Party incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof, at any time prior to or after the Effective Time, resulting from, relating to or constituting:

                  (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

                  (b) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests; or

                  (c) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

all of the above, "Damages."

         6.2 INDEMNIFICATION BY THE BUYER. Subject to the limitations and qualifications set forth in this Article VI, the Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate.

         6.3      INDEMNIFICATION CLAIMS.

                  (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within the earlier of (i) the Claims Deadline (as defined below) or (ii) twenty (20) business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and
(ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                  (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party prior to the Claims Deadline which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

                  (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer an amount of the Escrow Fund, having an aggregate Value (as defined below) equal to the Claimed Amount (with the proportionate amount of cash and Escrow Shares equal to the ratio of cash and Initial Shares paid and issued to the Company Stockholders at the Closing)), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer funds and/or such number of Escrow Shares having an aggregate Value equal to the Agreed Amount (with the proportionate amount of cash and Escrow Shares equal to the ratio of cash and Initial Shares paid and issued to the Company Stockholders at the Closing)) or
(iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a "Dispute"). For purposes of this Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be $12.00.

                  (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

                  (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI as long as such claim is made prior to the Claims Deadline, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

                  (f) For purposes of this Section 6.3 and the last two sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this
Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

         6.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire one year from the Closing Date (the "Claims Deadline"). Notwithstanding any other provisions of this Agreement to the contrary, no claim for indemnification under this Article VI may be made after the Claims Deadline. If an Indemnified Party delivers to an Indemnifying Party, before the expiration of the Claims Deadline, a Claim Notice based upon a breach of a representation or warranty, or a notice that, as a result a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages for which such Indemnified Party is entitled to indemnification under this Article VI (an "Expected Claim Notice"), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent prior to the Claims Deadline and funds and/or Escrow Shares have been retained in escrow after the Claims Deadline with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained funds and/or Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

         6.5      LIMITATIONS.

                  (a) Notwithstanding anything to the contrary herein, the aggregate liability of (i) each of Marc Cohen and Jeff Cohen for Damages shall not exceed the proportionate amount of the Escrow Fund held by the Escrow Agent for the benefit of such Indemnifying Stockholder, plus, in the event that he had actual knowledge as of the date of this Agreement of a material breach of any representation or warranty in Article II of this Agreement, 50% of the remaining portion of the Merger Consideration received by him (the "Additional Indemnification"), provided, however, that no claim for Additional Indemnification shall be made by an Indemnified Party against Marc Cohen or Jeff Cohen until such time that the Escrow Fund shall equal zero, and (ii) any other Indemnifying Stockholder for Damages under this Article VI shall not exceed the proportionate amount of the Escrow Fund held by the Escrow Agent for the benefit of such Indemnifying Stockholder, and (iii) the Buyer for Damages under this
Article VI to any Indemnifying Stockholder shall not exceed the value at the Effective Time of the maximum indemnification obligation of such Indemnifying Stockholder hereunder. The Buyer agrees that Marc Cohen and Jeff Cohen shall satisfy any Additional Indemnification with shares of Buyer Common Stock and cash (in the same percentages as the percentages of the Buyer Common Stock and cash comprising the Merger Consideration) and that the value of any shares of Buyer Common Stock delivered in satisfaction of such claim shall be $12.00. Neither the Indemnifying Stockholders nor the Buyer shall be liable under this
Article VI unless and until the aggregate Damages for which they or it would otherwise be liable exceed $75,000 (or in the case of a breach of Section 2.4(c), $150,000) (at which point the Indemnifying Stockholders and the Buyer shall become liable for the aggregate Damages up to the maximum amount set forth in clause (i), (ii) or (iii) above, as the case may be, and not just amounts in excess of

$75,000 (or in the case of Section 2.4(c), $150,000); provided that the limitation set forth in this sentence shall not apply to (A) a claim pursuant to
Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2 or 2.3 (or the portion of the Company Certificate relating thereto) or (B) a claim pursuant to Section 6.2 relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.3 (or the portion of the Buyer Certificate relating thereto). For purposes solely of this
Article VI, all representations and warranties of the Company in Article II (other than Section 2.28) and all representations and warranties of the Buyer and the Transitory Subsidiary in Article III (other than Section 3.11) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" and "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

                  (b) Other than with respect to Marc Cohen and Jeff Cohen, to the extent provided for in Section 6.5(a), the Escrow Agreement shall be the exclusive means for and the Escrow Fund shall be the exclusive recourse for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI.

                  (c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to (i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, and (ii) any breach or violation, or alleged breach or violation, by any officer or director of the Company of his or her fiduciary duties as an officer or director of the Company during the period prior to the Effective time.

                  (d) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                  (e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Damages include a party's incidental, consequential or punitive damages, or damages based on diminution in value, regardless of the theory of recovery. Each party hereto agrees to use reasonable efforts to mitigate any Damages which form the basis for any claim for indemnification hereunder.

                                   ARTICLE VII

                                   TERMINATION

         7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Shareholder Approval), as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

                  (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.3 not to be satisfied and (ii) is not cured within 10 days following delivery by the Company to the Buyer of written notice of such breach;

                  (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before December 31, 1999 by reason of the failure of any condition precedent under
Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

                  (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before October 31, 1999 (except as the Parties may otherwise agree) by reason of the failure of any condition precedent under Section 5.1 or
5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

         7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement).

                                  ARTICLE VIII

                                   DEFINITIONS

         For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

         DEFINED TERM                                SECTION

         ADR Procedure                               6.3(d)
         ADR Service                                 6.3(d)
         Affiliate                                   2.24
         Affiliated Entity                           2.5
         Agreed Amount                               6.3(c)
         Buyer                                       Introduction
         Buyer Certificate                           5.3(e)
         Buyer Common Stock                          1.5(a)
         Buyer Material Adverse Effect               3.1
         Buyer Reports                               3.5
         Cash Conversion Ratio                       1.5(c)
         Certificates                                1.7
         Certificate of Merger                       1.1
         Claim Notice                                6.3(b)
         Claimed Amount                              6.3(b)
         Closing                                     1.2
         Closing Date                                1.2
         Code                                        Introduction
         Company Shares                              1.5(a)
         Company                                     Introduction
         Company Certificate                         5.2(f)
         Company Intellectual Property               2.12(a)
         Company Material Adverse Effect             2.1
         Company Shares                              1.5(a)
         Company Stockholders                        1.3(d)
         Controlling Party                           6.3(a)
         Customer Deliverables                       2.12(a)
         Damages                                     6.1
         Disclosure Schedule                         Article II

         Disclosure Statement                        4.3(a)
         Dispute                                     6.3(c)
         Dissenting Shares                           1.6(a)
         Effective Time                              1.1
         Employee Benefit Plan                       2.20(a)
         ERISA                                       2.20(a)
         Escrow Agent                                1.3(f)
         Escrow Agreement                            1.3(f)
         Escrow Cash                                 1.5(c)
         Escrow Fund                                 1.9(a)
         Escrow Shares                               1.5(b)
         Expected Claim Notice                       6.4
         Exchange Act                                3.4
         Financial Statements                        2.6
         GAAP                                        2.6
         Governmental Entity                         2.4
         Indemnification Representatives             1.3(f)
         Indemnified Party                           6.3(a)
         Indemnifying Party                          6.3(a)
         Indemnifying Stockholders                   6.1
         Initial Cash Payment                        1.5(c)
         Initial Shares                              1.5(b)
         Intellectual Property                       2.12(a)
         Legal Proceeding                            2.17
         Merger                                      1.1
         Merger Shares                               1.5(b)
         Merger Consideration                        1.5(c)
         Most Recent Balance Sheet                   2.8
         Most Recent Balance Sheet Date              2.6
         Non-controlling Party                       6.3(a)
         Options                                     1.8(a)
         Option Conversion Ratio                     1.8(b)
         Ordinary Course of Business                 2.4
         Parties                                     Introduction
         Permits                                     2.23
         Reasonable Best Efforts                     4.1
         Response                                    6.3(c)
         Requisite Stockholder Approval              2.3
         SEC                                         3.5
         Securities Act                              2.2
         Security Interest                           2.4

         Software                                    2.12(e)
         Stock Conversion Ratio                      1.5(b)
         Subsidiary                                  2.5
         Surviving Corporation                       1.1
         Taxes                                       2.9(a)(i)
         Tax Returns                                 2.9(a)(ii)
         Telespectrum Transactions                   2.29
         Transitory Subsidiary                       Introduction
         Value                                       6.3(c)
         Year 2000 Compliant                         2.12(h)

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that the Buyer may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market regulation (in which case the disclosing Party shall use reasonable efforts to advise the Company and provide the Company with a copy of the proposed disclosure prior to making the disclosure).

         9.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (a) the provisions in
Article I concerning issuance of the Merger Shares and payment of the Merger Consideration and Article VI concerning indemnification are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

         9.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Mutual Non- Disclosure Agreement dated April 5, 1999 between the Buyer and the Company shall remain in effect in accordance with its terms.

         9.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights,

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



interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

         9.5 COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

         9.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
                                                COPY (WHICH SHALL NOT CONSTITUTE
         IF TO THE COMPANY:                     NOTICE) TO:

         Voice FX Corporation                   Hogan & Hartson L.L.P.
         1100 E. Hector Street 4th Floor        555 Thirteenth Street, NW
         Conshohocken, PA  19428                Washington, DC  20004
         Attn: President                        Attn: Steven M. Kaufman, Esq.

         IF TO THE BUYER OR                     COPY (WHICH SHALL NOT CONSTITUTE
         THE TRANSITORY SUBSIDIARY:             NOTICE) TO:

         Student Advantage, Inc.                Hale and Dorr LLP
         280 Summer Street                      60 State Street
         Boston, MA  02210                      Boston, MA  02109
         Attn:  President                       Attn:  Mark G. Borden, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and

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



other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

         9.9 AMENDMENTS AND WAIVERS. The Parties (acting with the consent of the Board of Directors in the case of the Company, and with the consent of the Chief Executive Officer in the case of the Buyer and the Transitory Subsidiary and without the necessity of stockholder approval in any case except as required under the Delaware General Corporation Law) may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce ability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         9.11 SUBMISSION TO JURISDICTION. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action

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



or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section
9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

         9.12     CONSTRUCTION.

                  (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                  (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    STUDENT ADVANTAGE, INC.


                                    By: /s/ Raymond V. Sozzi, Jr.
                                        ---------------------------------------
                                        Raymond V. Sozzi, Jr.
                                        President and Chief Executive Officer

                                    SA ACQUISITION II, INC.


                                    By: /s/ Raymond V. Sozzi, Jr.
                                        ---------------------------------------
                                        Raymond V. Sozzi, Jr.
                                        President

                                    VOICE FX CORPORATION


                                    By: /s/ Jeffrey Cohen
                                        ---------------------------------------
                                        Jeffrey Cohen
                                        President


         The following stockholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of
Section 4.3(c) and Article VI.


                                    /s/ Marc Cohen
                                    -------------------------------------------
                                    Marc Cohen

                                    /s/ Jeffrey Cohen
                                    -------------------------------------------
                                    Jeffrey Cohen

         The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.


                                    /s/ Christopher B. Andrews
                                    -------------------------------------------
                                    Secretary

         The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement.

                                    /s/ Jeffrey Cohen
                                    -------------------------------------------
                                    Secretary